Reconciliations of Non-GAAP Financial Measures to GAAP Financial Measures

(in millions except per share data and ratios)

(unaudited)

While Hughes Supply, Inc. (as used throughout this report “We, “us” and “our”) reports our results of operations using generally accepted accounting principles (“GAAP”), certain non-GAAP financial measures may be used to reflect operational performance. The reconciliations below provide the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. Such non-GAAP financial measures have been disclosed by us, either orally or in written form, in connection our January 2004 presentation included in Exhibit 99.1.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and EBITDA Margin(1)

EBITDA is computed as follows (referenced on page 29 of the presentation):

	Fiscal Years Ended						Nine Months Ended October 31, 2003
	January 29, 1999	January 28, 2000	January 26, 2001	January 25, 2002	January 31, 2003	January 30, 2004(2)
Net income	$61.4	$65.9	$46.5	$44.1	$58.1	$56.9	$48.3
Add: Interest expense	25.4	31.8	43.3	35.9	30.3	30.8	22.4
Income taxes	37.2	43.7	34.2	30.6	40.2	36.2	30.6
Depreciation and amortization	23.3	29.8	32.6	31.1	20.4	20.9	15.6
Less: Interest and other income	(6.8)	(9.0)	(18.5)	(10.5)	(9.5)	(6.2)	(4.8)

EBITDA	$140.5	$162.2	$138.1	$131.2	$139.5	$138.6	$112.1

EBITDA Margin is computed as follows (referenced on pages 29 and 31 of the presentation):

	Fiscal Years Ended					Nine Months Ended October 31, 2003
	January 29, 1999	January 28, 2000	January 26, 2001	January 25, 2002	January 31, 2003
EBITDA as computed above	$140.5	$162.2	$138.1	$131.2	$139.5	$112.1
Divided by: Net sales	2,536.3	2,994.9	3,310.2	3,037.7	3,066.3	2,457.4

EBITDA Margin	5.5%	5.4%	4.2%	4.3%	4.5%	4.6%

(1)	Although EBITDA and EBITDA margin should not be used as a substitute for our reported GAAP results, we use these non-GAAP measures to manage and determine the effectiveness of our business management by segment. EBITDA is defined as net income plus interest expense income taxes, and depreciation and amortization minus interest and other income. EBITDA margin is defined as EBITDA divided by net sales.

(2)	Represents historical operating results for the nine months ended October 31, 2003 plus estimated results for the fourth quarter ended January 30, 2004.

Free Cash Flow (3)

Free cash flow is computed as follows (referenced on page 32 of the presentation):

	Fiscal Years Ended		Nine Months Ended October 31, 2003
	January 25, 2002	January 31, 2003
Net cash provided by operating activities	$143.0	$112.4	$107.6
Less: Capital expenditures	(16.9)	(15.3)	(12.4)
Dividends paid	(7.9)	(8.1)	(7.1)

Free cash flow	$118.2	$89.0	$88.1

(3)	Management uses free cash flow to assess our financial performance and believes it is useful for investors because it relates our operating cash flow to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for strategic opportunities including, but not limited to, investing in our existing businesses, making strategic acquisitions, strengthening our balance sheet, repurchasing stock, and repaying debt obligations. This non-GAAP measure should not be considered as a substitute for, or superior to, cash flows from operating activities under GAAP or as a proxy for cash flow available for discretionary sponsoring.